Exhibit 99

For Immediate Release	Investor Relations: F. Barry Bilson (410) 539-0000 Media: Mary Athridge (410) 454-4421

LEGG MASON REPORTS RESULTS FOR FIRST QUARTER OF FISCAL 2008
-- Net Income of $191 Million, or $1.32 Per Diluted Share,

Up 22% From Prior Year Quarter --

Baltimore, Maryland -- July 24, 2007 -- Legg Mason, Inc. (NYSE: LM) today reported record revenues and assets under management for the first quarter of fiscal 2008, which ended June 30, 2007. Revenues were $1.21 billion, compared to $1.04 billion for the first quarter of fiscal 2007 and $1.14 billion for the fourth quarter of fiscal 2007. Net income was $191.0 million, or $1.32 per diluted share, and was also a record (excluding the one-time gain from the sale of the Company's brokerage business from results of the December 31, 2005 quarter). Net income was $156.0 million, or $1.08 per diluted share, in the corresponding first quarter of fiscal 2007 and $172.5 million, or $1.19 per diluted share, in the fourth quarter of fiscal 2007. Therefore, net income was up 22% versus the June quarter last year and 11% versus last quarter.

Highlights of the first quarter of fiscal 2008 results:

  Revenues increased 16% from the same period last year and 6% from the sequential March 2007 quarter, reflecting a higher level of average assets under management in all asset classes and a substantial increase in performance fees earned by the Permal Group, the Company's funds-of-hedge funds manager.
  Recurring investment advisory fees increased 15% from the same period last year and 4% sequentially with the strongest percentage increase experienced at the Permal Group.
  Net income increased 22% from the same period last year and 11% sequentially reflecting increased assets under management and a higher level of performance fees.
  Cash income (refer to page 4) was $238.9 million, or $1.65 per diluted share, compared to $203.8 million, or $1.41 per diluted share, a year ago, and $222.4 million, or $1.54 per diluted share, during the fourth quarter of fiscal 2007.
  Total assets under management increased to a record $992 billion, up 16% from June 30, 2006 and up 2% from $969 billion at March 31, 2007. Net client cash flows were $2 billion during the quarter.
  All three business divisions - Managed Investments, Institutional and Wealth Management - had higher assets under management and revenues during the quarter.

Comments on the First Quarter of Fiscal 2008 Results

Raymond A. "Chip" Mason, Chairman and CEO, said, "We are pleased with the record levels of assets under management and revenues during the quarter, the higher level of performance fees, primarily earned by the Permal Group, and the strong results at Legg Mason International Equities - Singapore. Growth in assets under management continued at Permal, Batterymarch, Royce, Brandywine and Western Asset. These managers account for approximately 75% of our assets under management at June 30, 2007.

"The Permal Group, one of the largest funds-of-hedge funds managers in the world, continues to post strong risk-adjusted performance and exceptional growth, with strong flows in key global markets, in particular Europe and the Middle East. Western Asset Management, one of the

LEGG MASON, INC.
News Release - July 24, 2007

world's leading fixed income managers, increased assets by $7 billion during the quarter despite a challenging fixed income market. Brandywine Global Investment Management, one of our more diverse investment managers with equity, fixed income, U.S. and global investment products, has experienced consistent flows in both equity and fixed income products. Royce & Associates, primarily known for its small cap management, and Batterymarch Financial Management also had strong growth and performance.

"Offsetting these positive trends was an increased amount of equity outflows in the quarter. Relative underperformance in some of our largest equity products continues to have a negative impact, a situation that is of concern, and one that we monitor closely in conjunction with our managers. While we believe progress is being made, further improvement in performance will be critical to reverse this trend.

"We continue to believe that our multi-manager business model, diversity and scale will serve as strong competitive advantages going forward. First, our model allows each investment manager to focus their attention and resources on their investment process and client relationships. Second, we have a diverse client base and investment capabilities. Our highly regarded managers provide strong participation in almost every key asset class, and, with relatively little overlap in investment styles, we have diversification and balance in our business. And finally, we have broad distribution capabilities in the Americas and throughout Europe and Asia that provide the scale to grow revenues cost-effectively with our existing resources."

Assets Under Management Increased to $992.4 Billion

Total assets under management increased to a record $992.4 billion as of June 30, 2007, up 2% from $968.5 billion as of March 31, 2007 and an increase of 16% from June 30, 2006. Equity assets under management benefited from generally favorable market conditions and particularly strong results in small cap and emerging markets equities. Net client cash flows were $2 billion in the current quarter and were comprised of positive net client cash flows in fixed income of $8 billion and liquidity of $1 billion, which were largely offset by negative client cash flows in equity of $7 billion.

Average assets under management during the quarter were $984.9 billion, compared to $958.9 billion in the fourth quarter of fiscal 2007 and $862.2 billion in the first quarter of fiscal 2007.

During the first quarter of fiscal 2008, all three business divisions experienced increased assets under management. Assets managed for non-U.S. domiciled clients are 34% of total assets under management as of June 30, 2007.

Comparison to the Fourth Quarter of Fiscal 2007

Revenues in the current quarter increased 6% from the sequential March 31, 2007 quarter, reflecting a higher level of average assets under management and a 45% increase in performance fees. The increase in performance fees was driven primarily by the Permal Group and also by Legg Mason International Equities. Other non-operating income increased $9.8 million, primarily due to a gain on the sale of the Company's interest in a joint venture and market gains on assets held in deferred compensation plans and firm investments.

Operating expenses in the first quarter of fiscal 2008 rose 5% sequentially, primarily reflecting:

  A $41 million increase in compensation and benefits expenses primarily at the Company's investment managers related to incentive accruals on increased revenues, including performance fees.

LEGG MASON, INC.
News Release - July 24, 2007

  Distribution expenses paid to third parties as a result of increased distribution revenues that are passed through as a direct cost of selling our products.
  Increased occupancy expense as continued office relocations have resulted in short-term duplicative occupancy costs.
  Increased advertising and marketing expenses as a result of the rebranding of our domestic retail distribution business.

The pre-tax profit margin increased to 25.3% from 24.0%. The pre-tax profit margin, as adjusted for distribution and servicing expense, (refer to page 5) was 34.5%, up from 33.3%.

Comparison to the First Quarter of Fiscal 2007

Revenues increased 16% from the prior year quarter, reflecting an increase of 14% in average assets under management and a more than tripling of performance fees, driven primarily by the Permal Group and also Legg Mason International Equities.

Operating expenses were 17% higher than the first quarter of fiscal 2007, primarily reflecting:

  A $66 million increase in compensation and benefits expenses primarily at the Company's investment managers related to incentive accruals on increased revenues, including performance fees.
  Distribution expenses paid to third parties as a result of increased distribution revenues that are passed through as a direct cost of selling our products.
  Increased occupancy expense and accelerated depreciation related to office relocations.
  Increased investments in technology and data services infrastructure, as well as marketing, promotion and consulting expenses.

The pre-tax profit margin was 24.4% in the first quarter of fiscal 2007, and the pre-tax profit margin, as adjusted for distribution and servicing expense (refer to page 5), was 33.4%.

Business Highlights

At both the corporate level and at the individual investment managers, there has been a continued focus on meeting investors' increasing desire for alpha-oriented and alternative strategies.  An update of initiatives, both recent and ongoing, includes:

  Legg Mason Opportunity Trust, managed by Legg Mason Capital Management, has had successful results since its launch nearly 8 years ago.  The fund aims to be a high alpha offering and is notable for its flexible investing strategy unrestrained by investment style, type of security, industry sector, location, size, or market capitalization. The fund can employ a variety of strategies including short-selling and investing in options, hedge funds and other alternative investments.1
  The acquisition of the Permal Group over 18 months ago further diversified the Company's investment capabilities by adding exposure to the alternatives market.  The Permal Group, with a 32-year history of managing funds-of-hedge funds, has doubled its assets under management since acquisition and currently offers absolute return and directional strategies in multi-manager funds, single manager funds, customized separate accounts and structured products.
  Western Asset Management has managed absolute-return and portable alpha portfolios for client accounts for several years and has recently experienced greater interest in both its absolute-return and portable alpha products.

LEGG MASON, INC.
News Release - July 24, 2007

  Brandywine Global Investment Management utilizes a top-down, value-driven process as well as currency valuation strategies when structuring its global and international fixed income portfolios.
  Batterymarch Financial Management offers clients market neutral strategies and in May announced the launch of a 130/30 U.S. Large Cap Equity product to institutional markets.

The Company continues to develop products and initiatives to greater realize the potential of the distribution platform acquired in its acquisition of Citigroup Asset Management. Earlier this month, the Company announced the launch of two new product offerings in the retail separately managed account (SMA) area that utilize Western Asset Management's flagship Core and Core Plus strategies.  This initiative leverages the Company's distribution scale and expertise in separately managed accounts to offer Western Asset Management's institutional investment strategies to retail investors. The product launch, in addition to Western Asset Management's other retail products, further expands the Company's offerings for the growing market of retirees seeking income-oriented products.

Balance Sheet

At June 30, 2007, Legg Mason's cash position was $1.2 billion; long-term debt was $1.1 billion; and stockholders' equity was $6.8 billion. The ratio of total debt to equity was 16%.

Use of Supplemental Non-GAAP Financial Information

Cash Income

As supplemental information, we are providing a performance measure that is based on a methodology other than generally accepted accounting principles ("non-GAAP") for "cash income" that management uses as a benchmark in evaluating and comparing the period-to-period operating performance of Legg Mason, Inc. and its subsidiaries. We define "cash income" as net income, plus amortization and deferred taxes related to intangible assets. We believe that cash income provides a good representation of our operating performance adjusted for non-cash acquisition related items and it facilitates comparison of our results to the results of other asset management firms that have not engaged in significant acquisitions. We also believe that cash income is an important metric in estimating the value of an asset management business. In considering acquisitions, we often calculate a target firm's cash earnings as a metric in estimating its value. This measure is provided in addition to net income, but is not a substitute for net income and may not be comparable to non-GAAP performance measures, including measures of cash earnings or cash income, of other companies. Further, cash income is not a liquidity measure and should not be used in place of cash flow measures determined under GAAP. Legg Mason considers cash income to be useful to investors because it is an important metric in measuring the economic performance of asset management companies, as an indicator of value and because it facilitates comparisons of Legg Mason's operating results with the results of other asset management firms that have not engaged in significant acquisitions.

In calculating cash income, we add the impact of the pre-tax amortization of intangible assets from acquisitions, such as management contracts, to net income to reflect the fact that this non-cash expense does not represent an actual decline in the value of the intangible assets. Deferred taxes on intangible assets, including goodwill, represent actual tax benefits that are not realized under GAAP absent an impairment charge or the disposition of the related business. Because we actually receive these tax benefits, we add them to income in the calculation of cash income.

LEGG MASON, INC.
News Release - July 24, 2007

Should a disposition or impairment charge occur, its impact on cash income may distort actual changes in the operating performance or value of our firm. Accordingly, we monitor changes in intangible assets and goodwill and the related impact on cash income to ensure appropriate explanations accompany disclosures of cash income.

Although depreciation and amortization on fixed assets are non-cash expenses, we do not add these charges in calculating cash income because these charges are related to assets that will ultimately require replacement.

A reconciliation of net income to non-GAAP cash income is presented on page 8.

Pre-Tax Profit Margin Adjusted for Distribution and Servicing Expense

We believe that pre-tax profit margin adjusted for distribution and servicing expense is a useful measure of our performance because it indicates what our margins would have been without the distribution revenues that are passed through to third parties as a direct cost of selling our products, and thus shows the effect of these revenues on our margins. This measure is provided in addition to the Company's pre-tax profit margin calculated under GAAP, but is not a substitute for calculations of margin under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, of other companies. A reconciliation of consolidated pre-tax profit margin, as adjusted, to pre-tax profit margin under GAAP, is presented on page 8.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Mason, will be held at 8:30 a.m. E.D.T. today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-802-4290 (or for international calls 1-703-639-1316) at least 10 minutes prior to the scheduled start to ensure connection.

A replay or transcript of the live broadcast will be available on the Legg Mason web site, in the investor relations section, or by dialing 1-888-266-2081 (or for international calls 1-703-925-2533), access Pin Number 1115806, after completion of the call.

About Legg Mason

Legg Mason is a global asset management firm, with approximately $992 billion in assets under management as of June 30, 2007. The company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

_______________________________
1 All information about investment products and services is provided for informational purposes and is not intended to be an offer or solicitation to investors. Mutual funds are offered and sold only in accordance with their prospectuses.

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LEGG MASON, INC. News Release - July 24, 2007 Page 6

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change

				June 2007 Compared to March 2007	June 2007 Compared to June 2006

	June 2007	March 2007	June 2006

Operating Revenues:
Investment advisory fees:
Separate accounts	$380,977	$376,311	$351,454	1.2%	8.4%
Funds	577,285	542,696	485,442	6.4	18.9
Performance fees	54,349	37,514	17,941	44.9	202.9
Distribution and service fees	183,498	181,533	179,582	1.1	2.2
Other	9,859	3,743	3,801	163.4	159.4

Total operating revenues	1,205,968	1,141,797	1,038,220	5.6	16.2

Operating Expenses:
Compensation and benefits	446,010	404,906	379,582	10.2	17.5
Distribution and servicing	321,506	317,863	280,551	1.1	14.6
Communications and technology	47,348	46,125	38,439	2.7	23.2
Occupancy	30,693	28,856	22,163	6.4	38.5
Amortization of intangible assets	15,055	16,714	17,031	(9.9)	(11.6)
Other	53,193	54,879	43,020	(3.1)	23.6

Total operating expenses	913,805	869,343	780,786	5.1	17.0

Operating Income	292,163	272,454	257,434	7.2	13.5

Other Income (Expense)
Interest income	16,491	15,707	12,871	5.0	28.1
Interest expense	(17,144)	(18,107)	(16,180)	(5.3)	6.0
Other	14,060	4,241	(1,142)	231.5	n/m

Total other income (expense)	13,407	1,841	(4,451)	628.2	(401.2)

Income from Operations before
Income Tax Provision and Minority Interests	305,570	274,295	252,983	11.4	20.8

Income tax provision	114,590	102,046	96,895	12.3	18.3

Income from Operations
before Minority Interests	190,980	172,249	156,088	10.9	22.4

Minority interests, net of tax	35	225	(53)	n/m	n/m

Net Income	$191,015	$172,474	$156,035	10.8	22.4

n/m - not meaningful
[continued on next page]

LEGG MASON, INC. News Release - July 24, 2007 Page 7

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)
(continued)

	Quarters Ended			% Change

				June 2007 Compared to March 2007	June 2007 Compared to June 2006

	June 2007	March 2007	June 2006

Net income per share:
Basic	$1.34	$1.22	$1.11	9.8	20.7

Diluted	$1.32	$1.19	$1.08	10.9	22.2

Weighted average number of shares
outstanding:
Basic	142,107	141,590	140,247	0.4	1.3
Diluted	144,778	144,549	144,171	0.2	0.4

LEGG MASON, INC. News Release - July 24, 2007 Page 8

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF NET INCOME
TO NON-GAAP CASH INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change

	June 2007	March 2007	June 2006	June 2007 Compared to March 2007	June 2007 Compared to June 2006

Net Income	$191,015	$172,474	$156,035	10.8%	22.4%
Plus:
Amortization of intangible assets	15,055	16,714	17,031	(9.9)	(11.6)
Deferred income taxes on intangible assets	32,783	33,261	30,739	(1.4)	6.6

Cash Income	$238,853	$222,449	$203,805	7.4	17.2

Net Income per Diluted Share	$1.32	$1.19	$1.08	10.9	22.2

Amortization of intangible assets	0.10	0.12	0.12	(16.7)	(16.7)
Deferred income taxes on intangible assets	0.23	0.23	0.21	-	9.5

Cash Income per Diluted Share	$1.65	$1.54	$1.41	7.1	17.0

PRE-TAX PROFIT MARGIN
ADJUSTED FOR DISTRIBUTION AND SERVICING EXPENSE
(Dollar amounts in thousands)
(Unaudited)

	Quarters Ended			% Change

				June 2007 Compared to March 2007	June 2007 Compared to June 2006
	June 2007	March 2007	June 2006

Operating Revenues, GAAP basis	$1,205,968	$1,141,797	$1,038,220	5.6%	16.2%

Less:
Distribution and servicing expense	321,506	317,863	280,551	1.1	14.6

Operating Revenues, as adjusted	$884,462	$823,934	$757,669	7.3	16.7

Income from Operations before Income Tax Provision and Minority Interests
	$305,570	$274,295	$252,983	11.4	20.8

Pre-tax profit margin, GAAP basis	25.3%	24.0%	24.4%
Pre-tax profit margin, as adjusted	34.5	33.3	33.4

LEGG MASON, INC. News Release - July 24, 2007 Page 9
LEGG MASON, INC. AND SUBSIDIARIES

ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	Quarters Ended

	June 2007	March 2007	Dec 2006	Sept 2006	June 2006

By asset class:
Equity	$352.3	$338.0	$337.1	$315.6	$311.5
Fixed Income	479.2	470.9	460.0	440.8	420.7
Liquidity	160.9	159.6	147.7	135.0	122.5

Total	$992.4	$968.5	$944.8	$891.4	$854.7

By asset class (average):
Equity	$349.3	$338.5	$328.5	$310.7	$319.9
Fixed Income	475.9	465.0	453.0	431.4	417.0
Liquidity	159.7	155.4	143.5	128.2	125.3

Total	$984.9	$958.9	$925.0	$870.3	$862.2

By client domicile:
US	$659.9	$644.5	$631.4	$595.0	$572.7
Non-US	332.5	324.0	313.4	296.4	282.0

Total	$992.4	$968.5	$944.8	$891.4	$854.7

By division:
Managed Investments	$414.2	$403.2	$384.8	$355.7	$338.1
Institutional	506.8	496.3	492.1	471.4	452.0
Wealth Management	71.4	69.0	67.9	64.3	64.6

Total	$992.4	$968.5	$944.8	$891.4	$854.7

LEGG MASON, INC. News Release - July 24, 2007 Page 10

LEGG MASON, INC. AND SUBSIDIARIES

COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	Quarters Ended

	June 2007	March 2007	Dec 2006	Sept 2006	June 2006

Beginning of period	$968.5	$944.8	$891.4	$854.7	$867.6
Net client cash flows	1.7	13.6	23.0	14.1	(6.5)
Market performance and other	23.5	10.4	30.9	22.6	(6.4)
Acquisitions (Dispositions), net	(1.3)	(0.3)	(0.5)	-	-

End of period	$992.4	$968.5	$944.8	891.4	$854.7

BY DIVISION
	Quarters Ended

	June 2007	March 2007	Dec 2006	Sept 2006	June 2006

Managed Investments
Beginning of period	$403.2	$384.8	$355.7	$338.1	$356.5
Net client cash flows	(3.3)	10.2	14.5	8.4	(9.6)
Market performance and other	14.3	8.2	14.7	9.2	(8.8)
Acquisitions (Dispositions), net	-	-	(0.1)	-	-

End of period	$414.2	$403.2	$384.8	$355.7	$338.1

Institutional
Beginning of period	$496.3	$492.1	$471.4	$452.0	$444.8
Net client cash flows	4.6	2.7	8.9	7.6	2.5
Market performance and other	5.9	1.5	12.2	11.8	4.7
Acquisitions (Dispositions), net	-	-	(0.4)	-	-

End of period	$506.8	$496.3	$492.1	$471.4	$452.0

Wealth Management
Beginning of period	$69.0	$67.9	$64.3	$64.6	$66.3
Net client cash flows	0.4	0.7	(0.4)	(1.9)	0.6
Market performance and other	3.3	0.7	4.0	1.6	(2.3)
Acquisitions (Dispositions), net	(1.3)	(0.3)	-	-	-

End of period	$71.4	$69.0	$67.9	$64.3	$64.6